Exhibit 15.7

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
		:	In a Proceeding Under Section
In re:		:	304 of the Bankruptcy Code

	BOARD OF DIRECTORS OF	:	Case No. 04-10280 (ALG)
	MULTICANAL S.A.,	:
:
	Debtor in Foreign Proceeding	:
X

:
In re:		:	Involuntary Chapter 11
:
	MULTICANAL S.A.,	:	Case No. 04-10523 (ALG)
:
	Alleged Debtor	:
X

ORDER (I) GRANTING SECTION 304 PETITION AND ISSUING
PERMANENT INJUNCTION AND (II) DISMISSING INVOLUNTARY PETITION

Upon the Verified Petition (the “304 Petition”) of the Board of Directors of Multicanal S.A. (the “Petitioner”) for certain relief under Section 304 of title 11 of the United States Code, 11 U.S.C. § 101 et. seq. (the “Bankruptcy Code”) (304 Docket No. 1)1 in a case ancillary to a foreign proceeding (the “304 Proceeding”); and upon the Answer of ARC Respondents to Verified Petition for Relief under 11 U.S.C. Section 304 (304 Docket No. 30); and upon the Involuntary Petition (the “Involuntary Petition”) (303 Docket No. 1) filed against Multicanal S.A. (the “Alleged Debtor” and together with the Petitioner, “Multicanal”) pursuant to Section 303 of the Bankruptcy Code by Argentinian Recovery Company L.L.C., WRH Global Securities Pooled Trust and Willard Alexander (collectively, the “Involuntary Petitioners” and together with the respondents to the 304 Proceeding, the “Respondents”) commencing an involuntary

(1) References to docket entries in the 304 Proceeding shall be designated herein as “304 Docket No.” and references to docket entries in the Involuntary Proceeding shall be designated herein as “303 Docket No.” Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in Annex A to this Order.

proceeding (the “Involuntary Proceeding” and together with the 304 Proceeding, the “Proceedings”); and upon the Alleged Debtor’s Answer to Involuntary Petition (303 Docket No. 4); and upon the evidence and testimony admitted at the trial held before this Court that occurred on June 2 through 4, 2004 and June 7, 2004; and upon the decisions (collectively the “Decisions”) memorialized in the Court’s Memorandum of Decision dated March 12, 2004 (304 Docket No. 64), Memorandum of Decision dated August 27, 2004 (304 Docket No. 112, 303 Docket No. 65) and Memorandum dated December 2, 2004 (304 Docket No. 141); and upon the hearing on November 10, 2004, held in connection with the Court’s Memorandum Decision dated August 27, 2004, and the hearing held on December 17, 2004, concerning, inter alia, the form of this Order (together, the “Hearings”); and upon the full and complete record of the Proceedings, the trial and the Hearings, including, without limitation, all of the entries on the 303 Docket and the 304 Docket, the Pre-Trial Order, as amended (304 Docket No. 93), the exhibits, testimony, transcripts of court conferences and hearings, deposition designations and other matters admitted into evidence, and all matters, pleadings, correspondence to the Court and proceedings heretofore part of the record in the Proceedings; and based upon findings of fact and conclusions of law set forth in the Decisions; and after due deliberation and sufficient cause appearing;

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:

A.                                   Pursuant to Section 304 of the Bankruptcy Code, the relief requested in the 304 Petition is granted and the APE and the APE Proceeding shall be given full force and effect in the United States to the same extent that they are given full force and effect in the Republic of Argentina, and shall be binding on all creditors of Multicanal in the United States, as well as on any trustee or agent for the Existing Debt, subject to the condition that Multicanal cures the discrimination against U.S. Retail Holders as required by the Decisions. Mutlicanal shall give notice to Respondents of its proposed cure for such discrimination no later than the earlier of (i) any submission to the Argentine Court on such matter (and forthwith if Multicanal has made such a submission prior to the date hereof) and (ii) 10 days prior to its implementation of such cure in the United States, so as to facilitate any review of such cure by, as appropriate, this Court under paragraph I hereof or the District Court identified in subparagraph (g) of paragraph (J) hereof.

B.                                     The Involuntary Petition is hereby dismissed with prejudice and without any costs, fees or penalties to any party.

C.                                All creditors of Multicanal, including Respondents and any of Respondents’ respective members, affiliates, representatives, legal counsel, relatives and persons controlling or controlled by Respondents (including, without limitation, W.R. Huff Asset Management Co., L.L.C., The Huff Alternative Income Fund, L.P. and WRH Partners Global Securities L.P.), are hereby permanently enjoined and restrained from directly or indirectly taking any actions in the United States of America, including, without limitation, commencing or continuing any action or proceeding, or suit in any court, whether judicial, administrative, regulatory or sounding in arbitration, against Multicanal or its property, which action (1) is in any way related to, or would interfere with, the administration of Multicanal’s APE Proceeding, the solicitation (including actions to comply with this Order and the APE Confirmation Order) and implementation of the APE, and the consummation of the transactions contemplated by Multicanal’s APE restructuring, or (2) is in any way related to any bond, note or bank debt owed by Multicanal that is subject to the APE. All of the injunctive relief in this Order (contained in any paragraph hereof) shall take effect immediately upon entry of this Order (subject to paragraph N below) and shall remain in full, force and effect unless altered by further order of the Court.

D.                                    The Lawsuits are hereby permanently stayed in their entirety, except that Respondents may withdraw the Lawsuits and cause them to be dismissed and/or discontinued with prejudice. The Respondents are hereby permanently enjoined and restrained from taking any actions in the United States of America in furtherance of the Lawsuits and from seeking the relief requested in the Lawsuits in any other proceeding, whether judicial, administrative, regulatory or sounding in arbitration.

E.                                           With respect to claims based upon, concerning or relating in any way to the Existing Debt, the Existing Notes, the APE Proceeding, the solicitation and/or implementation of the APE, all persons and entities are permanently enjoined and restrained from performing any act in the United States to:

(i) seize, obtain possession of or exercise control over any property of Multicanal;

(ii) create, perfect or enforce any lien, setoff, judgment, attachment, restraint, assessment or order or to collect, assess or recover any claim against Multicanal or its property;

(iii) commence or continue any action or proceeding (including, without limitation, bringing suit in any court, arbitration, or any judicial, quasijudicial, administrative or regulatory action, proceeding or employment or issuance of process whatsoever) including by way of counterclaim, against Multicanal or any of its property in the United States or other property that is involved in the APE Proceeding, or any proceeds thereof, and seeking discovery of any nature against Multicanal; and

(iv) enforce any judicial, quasi-judicial, administrative or regulatory judgment, assessment or order or arbitration award against Multicanal, and to commence or continue any act or action or other legal proceeding (including, without limitation, bringing suit in any court, arbitration or any judicial, quasi-judicial, administrative or regulatory action, proceeding or process whatsoever) or any counterclaim to create, perfect or enforce any lien, attachment, garnishment, setoff or other claim against Multicanal, any employee, officer or director of Multicanal, any of Multicanal’s property in the United States or any other property that is involved in the APE Proceeding, or any proceeds thereof.

F.                                           With respect to claims based upon, concerning or relating in any way to the Existing Debt, the Existing Notes, the APE Proceeding, the solicitation and/or implementation of the APE, all persons and entities are permanently enjoined and restrained from taking any action (including without limitation, commencing or continuing any action or legal proceeding (including without limitation, bringing suit in any court, arbitration, mediation, or any judicial or quasi-judicial, administrative or regulatory action, proceedings or process whatsoever), including by way of counterclaim (and from seeking any discovery of any nature related thereto)) that would interfere with and/or impede the administration, implementation and/or consummation of the APE and/or the APE Proceeding against (1) (i) Multicanal, (ii) The Bank of New York (and any successors) as the Trustee under the indentures for the Existing Notes, (iii) JPMorgan Chase Bank (and any successors), the Depositary in the Cash Tender Offer, (iv) JPMorgan Chase Bank (and any successors), the Exchange Agent, (v) Law Debenture Trust Company of New York (and any successors), the proposed trustee for the new notes to be issued under the APE or any other entity or entities that serve as trustee for such new notes, (vi) Grupo Clarín, (vii) D.F. King & Co., Inc. (and any successors), the Information Agent, (viii) The Depository Trust Company, (ix) J.P. Morgan Securities Inc. (and any successors) as dealer manager for the APE solicitation, (x) any holder of Existing Debt that supported the APE whether by tendering Existing Notes through the Exchange Agent or the Depositary in the offers or by entering into a Support Agreement or similar agreement with Multicanal, (xi) any other party whose services or actions are reasonably necessary to implement and/or consummate the restructuring contemplated by the APE, and (xii) any member, representative, employee, officer, director, advisors, financial advisors, or attorneys of parties identified in (i) through (xi) (the parties identified in (i) through (xii), collectively, the “Third Parties”) or (2) any of the property of the Third Parties or any proceeds thereof that is involved in the administration, implementation or consummation of the APE and/or the APE Proceeding.

G.                                          All persons are directed to turn over to Multicanal, for administration in the APE Proceeding, all property of Multicanal in the United States and/or the proceeds of such property, provided, however, that for the avoidance of doubt and to the extent instruments issued by Multicanal evidencing the Existing Debt or the New Securities may be considered to be property of Multicanal, nothing in this paragraph shall apply to the New Securities and no holder of the Existing Securities in the United States shall be required to turn over such instruments until the conclusion of all appeals or petitions for review of the APE and this Order.

H.                                         To the extent provided by § 306 of the Bankruptcy Code, no action taken heretofore by Multicanal, its successors, agents or representatives or any of them, or their counsel, in preparing, disseminating, applying for, implementing or otherwise acting in furtherance of the APE, the APE Proceeding, this Order, the Proceedings, or any order for additional relief in this case or any adversary proceeding in connection therewith, shall be deemed to constitute a waiver of the immunity afforded Multicanal, its successors, agents, or representatives.

I.                                              This Court shall retain jurisdiction with respect to the enforcement, amendment or modification of this Order, and with respect to requests for any additional relief by Multicanal in the Proceedings. Nothing in this Order shall preclude or enjoin any person or entity from requesting this Court to modify or amend this Order as permitted under applicable law or from making appropriate filings for such relief in this Court.

J.                                             Nothing in this Order shall enjoin (a) any person or entity from filing a notice of appeal of this Order or seeking any other appropriate relief permitted under Rules 8001 through 8019 of the Federal Rules of Bankruptcy Procedure with respect to such appeal, or prosecuting or defending an appeal of any of the Decisions; (b) any person or entity from pursuing, in Argentina, any available rights concerning the APE, including, without limitation, taking action to enforce, challenge and/or appeal the APE in the courts of the Republic of Argentina; (c) any person or entity from enforcing any rights with respect to the New Securities after such New Securities have been issued pursuant to the APE; (d) any person or entity from enforcing against any person or entity other than Multicanal rights with respect to the Existing Debt, provided that any such action shall be subject to all of the other provisions of this Order, including but not limited to paragraphs C, E and F; (e) any person or entity from trading the Existing Debt or the New Securities; (f) any person or entity from continuing to prosecute the case pending in the United States District Court for the Southern District of New York (the “District Court”) captioned SHL Company L.L.C. v. The Bank of New York, Case No. 1:04 CV 05224 (LLS), including by amending the complaint in that action or by commencing a new action against The Bank of New York asserting claims concerning, but not naming Multicanal or any other Third Party, provided that any such action does not violate paragraph C, E or F of this Order and does not allege or seek equitable relief with respect to future acts of The Bank of New York relating to the APE or the APE Proceeding, or (g) any person or entity from commencing or prosecuting any lawsuit against Multicanal relating to the New Securities, provided that such lawsuit, if brought by Respondents or any party acting in concert with Respondents, (i) is brought in the District Court and is indicated by the plaintiff (or plaintiffs) to be related to any appeal filed from this Order and/or the pending appeal from the Court’s Memorandum of Decision dated March 12, 2004 (the “Current Appeal”) and (ii) is sought by the plaintiff (or plaintiffs) to be consolidated for consideration with any appeal of this Order and/or the Current Appeal.

K.                                      Venue is proper in this District pursuant to 28 U.S.C. § 1410.

L.                                           No later than three business days after entry of this Order on the docket, Multicanal shall (a) serve this Order, by hand, on counsel to Respondents and the Involuntary Petitioners and the Trustee for the Existing Notes, and (b) make this Order available on Multicanal’s website for a period of at least one month.

M.                                      The form and method of service as described herein shall constitute sufficient service and adequate notice for all purposes.

N. The enforcement of this Order is stayed until the expiration of 10 days after its entry, provided that the preliminary injunction continued herein as part of the Court’s Memorandum of Decision dated August 27, 2004, shall remain in full force and effect during such 10-day period.

Dated: New York, New York
January 6, 2005

/s/ Allan L. Gropper
UNITED STATES BANKRUPTCY JUDGE

Annex A

“APE” shall mean the restructuring plan set forth in the acuerdo preventivo extrajudicial by and among Multicanal S.A. and certain holders of its Existing Debt, dated as of December 12, 2003.

“APE Confirmation Order” shall mean the decision of the Argentine Court confirming Multicanal’s APE, dated as of April 14, 2004.

“APE Proceeding” shall mean the acuerdo preventivo extrajudicial proceeding commenced by Multicanal under Chapter VII, Title II of the Argentine Insolvency Law.

“Argentine Court” shall mean the Juzgado Comercial N° 4, Secretaría N° 8 (the Commercial Trial Court Nº 4) in and for the City of Buenos Aires.

“Argentine Insolvency Law” shall mean Act No. 24,52 of May 20, 1995, as amended.

“Bank Debt” shall mean the bank loans affected by the APE.

“Combined Option” shall mean the option selected by any holder of Existing Debt pursuant to the APE to exchange each US$1,000 principal amount of Existing Debt for (i) US$440 principal amount of Multicanal’s 7-Year Notes (the “7-Year Notes”) and (ii) 641 of the Company’s class C shares of common stock (the “Class C Shares”).

“Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Depositary” shall mean JPMorgan Chase Bank or any successor, as depositary in connection with Multicanal’s APE restructuring.

“Exchange Agent” shall mean JPMorgan Chase Bank or any successor, as exchange agent in connection with Multicanal’s APE restructuring.

“Existing Debt” shall mean the Existing Notes and the Bank Debt.

“Existing Notes” shall mean Multicanal’s (a) 9 1/4% notes due 2002; (b) 10 1/2% notes due 2007; (c) Series C 10 1/2% notes due 2018; (d) Series E 13 1/8% notes due 2009; and (e) Series J Floating Rate notes due 2003.

“Information Agent” shall mean D.F. King & Co., Inc., as the information agent in connection with Multicanal’s APE restructuring.

“Lawsuits” shall mean the lawsuits commenced in the Supreme Court of the State of New York, New York County captioned Argentinian Recovery Company L.L.C. v. Multicanal S.A., Index No. 603977103 and Argentinian Recovery Company L.L.C. v. Multicanal S.A., Index No. 603978103.

“New Securities” shall mean the 7-Year Notes, the 10-Year Notes and the Class C Shares.

“Par Option” shall mean the option selected by any holder of Existing Debt pursuant to the APE to exchange each US$1,000 principal amount of Existing Debt for US$1,050 principal amount of Multicanal’s 10-Year Step-Up Notes (the “10-Year Notes”).

“Support Agreement” shall mean the agreements between Multicanal and certain holders of Existing Debt, whereby such holders committed to support Multicanal’s restructuring proposal and to exchange the Existing Debt held by them for any of the options offered by the APE.

“Trustee” shall mean The Bank of New York or any successor, as trustee of the Existing Notes.

“U.S. Retail Holders” shall mean all persons in the United States holding Existing Notes who do not qualify as qualified institutional buyers within the meaning of Rule 144A of the United States Securities Act of 1933, as amended.